Exhibit 99.1

        KEWAUNEE SCIENTIFIC CORPORATION ANNOUNCES SALE OF TEXAS FACILITY

    STATESVILLE, N.C., May 18 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported the sale of its building and land in Lockhart, Texas to a non-affiliated third party for $2,500,000 in cash. The site was the former location of the Company's technical furniture operation which was consolidated in Statesville in fiscal year 2003. The sale was completed on May 13, 2005.

    The sale will be recorded in the Company's first quarter ending July 31, 2005 and will result in a pretax gain of approximately $885,000 and an after-tax gain of approximately $540,000, or $0.22 per diluted share. The net cash proceeds of approximately $2,300,000 from the sale will be used for working capital and to reduce short-term borrowings.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. Kewaunee Scientific's website is located at http://www.kewaunee.com .

     Contact:  D. Michael Parker
               (704) 871-3290

SOURCE  Kewaunee Scientific Corporation
    -0-                             05/18/2005
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /
_